Exhibit 99.1

CHENIERE ENERGY INC. NEWS RELEASE

CONTACT: David E. Castaneda

INVESTOR & MEDIA RELATIONS

1-888-948-2036

E-mail: LNG@MDCGroup.com

Cheniere Energy Secures Option for LNG Site in Mobile Bay

HOUSTON—January 13, 2004—Cheniere Energy Inc. (AMEX:LNG) announced today that it has entered into an option agreement with Atlantic Marine Inc. for the purchase of a potential LNG receiving terminal site in an industrial zone on Pinto Island in Mobile Bay, Ala.

Keith Meyer, president of Cheniere LNG, said, “We have been exploring this alternative with Atlantic Marine for several months. The site is well suited from a technical standpoint and is located in an industrial area. We have now begun a process of community outreach to evaluate whether the residents of Mobile and its surroundings would support an LNG receiving facility at this site. We will only proceed with this project if we feel that the community would support us.”

Herschel Vinyard of Atlantic Marine said, “Atlantic Marine looks forward to the use of the available site on Pinto Island for the development of an LNG receiving terminal. A facility of this type would be beneficial to the local economy and would position Mobile as a significant gateway to North America for world natural gas.”

Cheniere is a 30 percent limited partner in Freeport LNG which filed an application with FERC in March 2003 to develop an LNG facility in Freeport, Texas and Cheniere filed an application on Dec. 22, 2003, for two additional sites at Corpus Christi, Texas and Sabine Pass, La.

Charif Souki, CEO of Cheniere Energy, said, “We think it is imperative for the health of our national economy that we build the infrastructure necessary to import natural gas into this country. While we have advanced three locations to the stage of submitting an application with FERC, we have reviewed numerous locations that failed to meet our criteria. We are committed to continue looking for suitable locations because we think it will be difficult to permit enough sites to secure this nation’s gas needs. If the community supports this project, we will begin preparing an application for a permit through the NEPA pre-filing process.”

Cheniere Energy Inc. is a Houston-based developer of LNG receiving terminals and a Gulf of Mexico E&P company. Cheniere is a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas. Cheniere is also developing the two additional Gulf Coast LNG receiving terminals in Sabine Pass, La. and Corpus Christi, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere also owns 9% of Gryphon Exploration Company, of which Warburg, Pincus Equity Partners, L.P. owns 91% after an investment of $85,000,000.

Additional information about Cheniere Energy Inc. may be found on its Web site at www.cheniere.com, by contacting the company’s investor and media relations department toll-free at 888-948-2036 or by writing to: LNG@MDCGroup.com.